Exhibit 10.29

AMCON DISTRIBUTING COMPANY
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

(Effective as of November 6, 2023)

1.	Purpose.

AMCON Distributing Company hereby adopts this AMCON Distributing Company Executive Change in Control Severance Plan (this “Plan”), as a top-hat welfare plan under the Employee Retirement Income Security Act of 1974, effective as of November 6, 2023.

2.	Definitions.

As used herein, the terms identified below shall have the meanings indicated:

"Administrator" means the Committee or its delegate.

"Affiliate" means any person with whom AMCON would be considered a single employer under Code Sections 414(b) or 414(c).

"AMCON" means AMCON Distributing Company.

"Annual Incentive Plan" means Amcon's principal short-term, annual incentive in use by the Company as its annual incentive and performance plan.

"Applicable CIC Multiplier" means, based on the Eligible Executive's designated tier on the Termination Date as set forth on Schedule A to this Plan, one of the following:

i.	two (2) for Tier One Participants;
ii.	one (1) for Tier Two Participants; and
iii.	one-half (0.5) for Tier Three Participants.

"Base Salary" means the Eligible Executive's annual base salary from the Company.

"Board" means the Board of Directors of AMCON.

"Cause" means the Company's termination of an Eligible Executive's employment with the Company as a result of any act or failure to act by the Eligible Executive that constitutes willful misconduct or gross negligence.  Cause shall not include any act or failure to act resulting from (i) the Eligible Executive having resigned with Good Reason or (ii) the Eligible Executive's incapacity due to physical or mental illness).  Termination of an Eligible Executive's employment shall not be deemed to be for Cause unless and until the Company delivers to the Eligible Executive a copy of a resolution duly adopted by the affirmative vote of not less than a three-quarters (3/4) of the Board (after reasonable written notice is provided to the Eligible Executive and the Eligible Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Eligible Executive has engaged in willful misconduct or gross negligence. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Eligible Executive shall have fifteen (15) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of fifteen (15) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive's employment without notice and with immediate effect.

"Change in Control" means the first to occur of the following events:

(i)

Any Person is or becomes the Beneficial Owner (within the meaning set forth in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company (not including for this purpose any securities acquired directly from the Company or its Affiliates or held by an employee benefit plan of the Company) representing 30% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of paragraph (iii) of this definition; or

(ii)

The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)

There is consummated a merger or consolidation of the Company with any other corporation, OTHER THAN (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company at least 30% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including for this purpose any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 30% or more of the combined voting power of the Company's then outstanding securities; or

(iv)

The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 30% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Company's common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the Company's assets immediately following such transaction or series of transactions.

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

"Code" means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated by the Treasury Department and the Internal Revenue Service thereunder.

"Committee" means the Compensation Committee of the Board or its delegate.

"Company" means, except as the context requires otherwise, collectively, AMCON Distributing Company, its successors and assigns and/or an Affiliate thereof, as applicable.

"Disability" means the Eligible Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a Company-sponsored accident and health plan.

"Effective Date" means November 6, 2023.

"Eligible Executive" means a key employee of the Company who:

i.	is expressly designated as an "Eligible Executive" by the Committee for the purposes of this Plan pursuant to resolutions duly adopted by the Committee;
ii.	receives written notice of his or her status as an Eligible Executive, which status has not been terminated by the Administrator as provided herein; and
iii.	has executed and delivered to the Committee an Acknowledgement and Acceptance form, set forth in Appendix B of this Plan.

For purposes of this Plan, each Eligible Executive is considered a Specified Employee within the meaning of Section 409A of the Code.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Good Reason" means:

i.	a material diminution of the Eligible Executive's authority, duties, or responsibilities from those being exercised and performed by the Eligible Executive immediately prior to commencement of the Protection Period;

ii.	a material reduction in the Eligible Executive's Base Salary in effect immediately prior to commencement of the Protection Period;
iii.	a material diminution in Eligible Executive's annual target bonus opportunity or long-term compensation (e.g., annual equity grants) below those incentive compensation and bonus opportunities being provided immediately prior to commencement of the Protection Period;
iv.	a transfer of the Eligible Executive to a location which is more than fifty (50) miles away from the location where the Eligible Executive was required to provide services (if any) immediately prior to commencement of the Protection Period; or
v.	a failure of any successor to all or substantially all of the Company's business or assets to promptly assume and continue this Plan, whether contractually or as a matter of law, within fifteen (15) days of the transaction which gives rise to the successor's rights in this Plan.

Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless (a) the Eligible Executive has first provided notice to the Company of the existence of one of the events described above within a period of 90 days from the initial existence of the event, (b) after such notice the Company has been provided a period of 30 days to reasonably cure the existence of Good Reason and (c) if the Company fails to reasonably cure the existence of Good Reason, the Eligible Executive resigns within 90 days from the initial existence of the Good Reason event. The Eligible Executive's determination of the existence of Good Reason shall be final and conclusive unless such determination is not made in good faith and is made without reasonable belief in the existence of Good Reason.

"Potential Change in Control" means the first occurrence of any one of the following:

i.	AMCON enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or
ii.	the Board adopts a resolution to the effect that a Potential Change in Control has occurred.

"Protection Period" means (i) the period following a Change in Control until the second anniversary of the Change in Control; and (ii) a period that begins upon a Potential Change in Control and ends at the earlier of: (a) date AMCON makes a public announcement; (I) that it has terminated the agreement, the consummation of which would have resulted in the occurrence of a Change in Control; or (II) that the circumstances giving rise to a Potential Change in Control will not result in an actual Change in Control, (b) the date the Board declares in good faith that the circumstances giving rise to a Potential Change in Control will not result in an actual Change in Control, or (c) the second anniversary following the Change in Control.

"Qualifying CIC Termination" means, the occurrence during the Protection Period of either:

i.	an involuntary termination of an Eligible Executive's employment with the Company without Cause and other than as a result of the Eligible Executive's death or Disability; or

ii.	a voluntary termination of an Eligible Executive's employment by the Eligible Executive as a result of Good Reason.

"Termination Date" means the date on which an Eligible Executive has a "separation from service," within the meaning of Section 409A of the Code, from the Company.

3.	Eligibility and Effective Term of Plan.
a)Eligible Executives. Only Eligible Executives shall be eligible to receive benefits under this Plan. The Committee shall limit the class of persons selected to participate in the Plan to a "select group of management or highly compensated employees," within the meaning of Sections 201, 301 and 401 of ERISA.
b)Qualifying CIC Termination. Subject to the conditions described herein, including, without limitation, the requirements of Sections 5 (Code § 280G potential carve-back) of this Plan, the Company will pay severance benefits pursuant to Section 4 of this Plan solely to an Eligible Executive who incurs a Qualifying CIC Termination.
c)Non-Qualifying Termination. Notwithstanding any other provision of this Plan to the contrary, nothing in this Plan shall be construed to require the Company to pay any of the severance benefits under this Plan to an Eligible Executive if the Eligible Executive terminates employment with the Company under any circumstances that do not constitute a Qualifying CIC Termination.

d)Effective Term of Plan. Although an Eligible Executive's right under this Plan can be terminated at any time in accordance with Section 6, this Plan shall commence upon the Effective Date and shall continue in effect until terminated by the Committee in accordance with Section 6 (the "Term").
4.	Severance Benefits upon a Qualifying CIC Termination.

a)Amount of Severance Payment.  Subject to Sections 5 (Code § 280G potential carve-back) of this Plan, an Eligible Executive, who incurs a Qualifying CIC Termination and is eligible to receive the following severance benefits on account thereof, shall receive a severance payment in an amount equal to the sum of:
i.	the product of the Applicable CIC Multiplier multiplied by the Eligible Executive's Base Salary in effect on the Eligible Executive's Termination Date (or, in the event the Eligible Executive has terminated his or her employment with Good Reason attributable to a material diminution in rate of Eligible Executive's annual salary, the Base Salary in effect immediately before such reduction);
ii.	the product of the Applicable CIC Multiplier multiplied by the greater of (i) the amount that the Eligible Executive would have received as an annual bonus under the Annual Incentive Plan for the plan year in which the Termination Date occurs, if an "at target" level of performance were achieved for such plan year and the Eligible Executive had remained employed through the end of the applicable performance year or (ii) the average actual bonus the Eligible Executive received during the two immediately preceding full annual bonus period cycles;
iii.	twenty-four (24) times the cost for one month's COBRA continuation premiums to cover the Eligible Executive and his or her eligible dependents, if any, under the

Company's health, vision and dental plans in effect as of Eligible Executive's Termination Date. Such amount will include the cost of premiums for coverage of the Eligible Executive's dependents if, and only to the extent that, such dependents were enrolled in a health, vision or dental plan sponsored by the Company on the Eligible Executive's Termination Date; and
iv.	a pro rata portion of the annual incentive bonus that the Eligible Executive would have received under the Annual Incentive Plan (or other annual incentive plan then in use by the Company) for the performance year during which his or her Termination Date occurs. The amount of such pro rata portion shall be the amount that the Eligible Executive would have received if the Eligible Executive had remained employed through the end of the applicable performance year and if an "at target" level of performance were achieved for such performance year, divided by three hundred and sixty-five (365), multiplied by the number of days between the first day of the performance year and the Eligible Executive's Termination Date.

In addition to such severance payment, immediately before the Termination Date each stock option, share of restricted stock, award of restricted stock unit and any other equity award then held by the Eligible Executive and outstanding shall, without regard to any vesting schedule, restriction or performance target, automatically become fully exercisable, fully vested or fully payable, as the case may be, on the Eligible Executive's Termination Date.

b)Timing of Severance Payment.  The severance payment pursuant to Section 4(a) shall be paid in a single lump-sum cash payment, less all applicable withholding taxes within the five (5) business day period following the Eligible Executive's Termination Date. Notwithstanding any other provision of this Plan, if any portion of the severance payment under Section 4(a) constitutes non-exempt "nonqualified deferred compensation" subject to Code Section 409A, payment shall be delayed until the earlier of (i) the first day after six (6) months following such Termination Date, as determined by the Company for the avoidance of penalties and/or excise taxes under Code Section 409A, or (ii)  the date the Eligible Executive dies following such Termination Date.
5.	IRC § 280G: Best Net Protection.

In the event that the severance payments, distributions or benefits to be made by the Company to or for the benefit of the Eligible Executive (whether paid, payable, distributed, distributable or provided pursuant to the terms of this Plan, under some other plan, agreement, or arrangement, or otherwise) ("Payments") (i) constitute "parachute payments" within the meaning of Code Section 280G and (ii) but for this Section 5 would be subject to the excise tax imposed by Code Section 4999 (the "Excise Tax"), then the Payments to the Eligible Executive shall be either: (a) delivered in full, or (b) delivered after reducing the Payments one dollar ($1) below the safe harbor limit (as described in Code Section 280G(b)(2)(A)(ii)) which would result in no portion of the Payments being subject to the Excise Tax.  The choice between (a) and (b) shall depend upon whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by the Eligible Executive, on an after-tax basis, of the greater amount, notwithstanding that all or some portion of the Payments may be taxable under Code Section 4999.  In the event that the Payments are required to be reduced by this paragraph, any amount payable pursuant to Section 4 shall be reduced, first by reducing all Payments that do not constitute "nonqualified deferred compensation" within the meaning of Code Section 409A (in the order designated by the Eligible Executive), second, by reducing all Payments other than those made pursuant to Section 4 that do not constitute "nonqualified deferred compensation" within the meaning of Code Section 409A (in the order designated by the Eligible Executive), and third, reducing all Payments that constitute "nonqualified deferred compensation" within the meaning of Code Section 409A, with the latest of such scheduled payments being reduced first. AMCON's accounting firm shall make all determinations required by this paragraph, and AMCON and the Eligible Executive shall cooperate with each other and the accounting firm and shall provide necessary information so that the accounting firm may make all such determinations. AMCON shall pay all of the fees of the accounting firm for services performed by the accounting firm as contemplated in this Section 5.

6.	Administration/Amendment of Plan/Termination of Plan/Removal of Eligible Executives.
a)Administrator. The Administrator has the authority to construe and interpret this Plan and to make any and all determinations related to administration of this Plan, including all questions of eligibility for participation and benefits, to the maximum extent permitted by law. The decisions, actions and interpretations of the Administrator shall be made in good faith and consistent with the terms and conditions of the Plan.  The Administrator may delegate any of its duties under the Plan to such individuals or entities from time to time as it may designate.
b)Amendment of Plan. The Committee expressly reserves the right to amend this Plan, in whole or in part, at any time and in any way it determines to be advisable; provided that, unless consented to in writing by an Eligible Executive, no amendment which could materially and adversely affect the rights of any Eligible Executive under the Plan shall be applicable to the Eligible Executive (i) in the case of any amendment adopted outside of a Protection Period, until, for a Tier One Participant, the third anniversary of such proposed amendment, for a Tier Two Participant, the second anniversary of such proposed amendment, and for a Tier Three Participant, the first anniversary of such proposed amendment, and (ii) in the case of any amendment adopted during a Protection Period, until the third anniversary of the last day of the Protection Period.  In no event shall a notification in accordance with Section 6(d) below to an Eligible Executive notifying him or her that his or her participation in the Plan will terminate constitute an amendment to the Plan requiring such Eligible Executive's prior written consent.
c)Termination of Plan. The Committee reserves the right to terminate this Plan for any Eligible Executive other than a Tier One Participant by providing written notice to any such Eligible Executive.  As applicable, any such notice must be provided, with respect to any Tier Two Participant, at least two years prior to the proposed effective date of such termination, and with respect to any Tier Three Participant, at least one year prior to the proposed effective date of such termination. The requirement to provide timely notice may be waived with the Eligible Executive's written consent. If such notice is timely given or all of the Eligible Executives provide written consent, the Plan's Term will end upon the earlier of the applicable anniversary (based on the applicable tier of such Eligible Executive) or receipt of consent; provided that if the Term expires or is scheduled to expire during the Protection Period, the Term shall be deemed to have been extended through the end of the Protection Period, and the Plan shall continue in full force and effect and shall not terminate or expire until the first day immediately following the expiration of the Protection Period. A proper termination of this Plan automatically shall effect a termination of the Eligible Executive's rights and benefits hereunder without further action or notice; provided, however, no termination shall reduce or terminate any Eligible Executive’s right to receive, or continue to receive, any benefits that became payable in respect of a termination of employment that occurred prior to the date of such termination.
d)Removal of Eligible Executives. Other than with respect to any Eligible Executive who is a Tier One Participant, the Committee reserves the right to terminate and remove an Eligible Executive from participating in this Plan by providing written notice to any such Tier Two or Tier

Three Participant.  As applicable, any such notice shall be provided, with respect to any Tier Two Participant, at least two years prior to the proposed removal of the Eligible Executive, and with respect to any Tier Three Participant, at least one year prior to the proposed removal of the Eligible Executive. The requirement to provide advance notice may be waived with the Eligible Executive's written consent. Such notice, if timely given or the Eligible Executive's written consent is received, will terminate the Eligible Executive's right to receive severance benefits under this Plan at the end of such notice period. Notwithstanding the foregoing, in no event may the Committee terminate the participation of an Eligible Executive during the Protection Period if the Eligible Executive is eligible to receive severance benefits upon a Qualifying CIC Termination in accordance with Section 4.
7.	Claims for Benefits.

Any claim for benefits under this Plan shall be subject to the claims procedures contained in Appendix A attached to this Plan.

8.	Miscellaneous Provisions.
a)Waiver. The failure of the Company to enforce at any time any of the provisions of this Plan, or to require at any time performance of any of the provisions of this Plan, shall in no way be construed to be a waiver of these provisions, nor in any way to affect the validity of this Plan or any part thereof, or the right of the Company thereafter to enforce every provision.
b)Benefits Not Transferable. Except as may be required by law, no benefit eligible to be payable under this Plan to any Eligible Executive shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to alienate, sell, transfer, assign, pledge, encumber or charge all or any part of the benefit shall be void; provided, however, that if a terminated Eligible Executive dies before the end of the period over which such Eligible Executive is entitled to receive severance benefits under this Plan, the severance benefits payable hereunder shall be paid to the estate of such Eligible Executive or to the person who acquired the rights to such benefits by bequest or inheritance (the "Beneficiary"). Except as may be provided by law, no benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any Eligible Executive, nor shall it be subject to attachment or legal process for, or against, the Eligible Executive and the same shall not be recognized under this Plan.
c)Successors of the Company. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
d)No Contract of Employment. The definitions and criteria set forth herein are solely for the purpose of defining Plan eligibility. No legal rights to employment are created or implied by this Plan, nor are any conditions or restrictions hereby placed on termination of employment. Unless the employee has a written employment agreement binding on the Company that provides otherwise, employment with the Company is "at will." As such, termination of employment may be initiated by the Eligible Executive or by the Company at any time for any reason that is not unlawful, with or without Cause.
e)Governing Law. To the extent not pre-empted by federal law, this Plan shall be construed, administered and governed in accordance with and governed by the laws of the State of Delaware, without regard to any conflict of law principles. Subject to Section 8(g), any action concerning this Plan shall be brought in the U.S. District Court for the District of Nebraska or, if such court does not have jurisdiction or will not accept jurisdiction, then any action shall be brought in state court in Douglas County, Nebraska, and each party consents to the venue and jurisdiction of such court.
f)Entire Plan. This Plan constitutes the Company's entire change in control severance plan for the Eligible Executives and, except as provided in Section 8(g) and Section 9 of this Plan, supersedes any and all previous representations, understandings and plans with respect to general severance for the Eligible Executives, and any such representations, understandings and plans with respect to Eligible Executive severance are hereby canceled and terminated in all respects.
g)Severability and Interpretation. Whenever possible, each provision of this Plan and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any provision of this Plan (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Plan shall, nevertheless, remain in full force and effect, and no provision shall be deemed dependent upon any other provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such other provision or portion of this Plan to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.
h)No Mitigation Required. The Eligible Executive shall not be required to mitigate the amount provided for in Section 4 of this Plan by seeking other employment or otherwise.
i)Validity. If any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.
j)Captions and Titles. Captions and titles have been used in this Plan only for convenience, and in no way define, limit or describe the meaning of this Plan or any part thereof.
k)Section 409A Savings Clause. This Plan is intended to comply with the provisions of Section 409A of the Code, including the exceptions for short-term deferrals, separation pay arrangements, and reimbursements, and shall be administered and interpreted in accordance with such intent.  Without limiting the generality of the foregoing, any term or provision that is determined by the Administrator to have an ambiguous definition shall be interpreted, to the extent reasonable, to comply with Section 409A of the Code. Any reference in this Plan to a "termination of employment" or similar term or phrase shall be interpreted as a "separation from service" within the meaning of Section 409A of the Code.  Each payment under this Plan (including any payment made in a series of installment payments) shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may an Eligible Executive, directly or indirectly, designate the calendar year of any payment to be made under this Plan.

9.	No Duplication of Benefits.

Notwithstanding the foregoing, any benefits received by an Eligible Executive pursuant to this Plan shall be in lieu of any general severance policy or other change in control severance plan maintained by the Company, except to the extent any such substitution in severance benefits or payment timing would result in a violation of Code Section 409A.

SCHEDULE A
ELIGIBLE EXECUTIVES
(as of November 6, 2023)

Tier One Executives:

Tier Two Executives:

Tier Three Executives:

APPENDIX A TO EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

Claims Procedures

a)	Initial Claims. A request for a Plan benefit shall be filed with the Chair of the Committee or his or her designee, on a form prescribed by the Committee, within sixty (60) days after the Eligible Executive's termination of employment. Such a request, hereinafter referred to as a “claim,” will be deemed filed when the executed claim form is received by the Chair of the Committee or his or her designee.

The Chair of the Committee or his or her designee shall decide such a claim within a reasonable time after it is received.  If a claim is wholly or partially denied, the claimant will be furnished a written notice setting forth, in a manner calculated to be understood by the claimant:

i.	The specific reason or reasons for the denial;
ii.	A specific reference to pertinent Plan provisions on which the denial is based;
iii.	A description of any additional material or information necessary for the claimant to perfect the claim, along with an explanation of why such material or information is necessary; and
iv.	Appropriate information as to the steps to be taken if the claimant wishes to appeal his or her claim, including the period in which the appeal must be filed and the period in which it will be decided.

The notice will be furnished to the claimant within ninety (90) calendar days after receipt of the claim by the Chair of the Committee or his or her designee, unless special circumstances require an extension of time for processing the claim.  No extension will be for more than ninety (90) calendar days after the end of the initial ninety (90) calendar day period.  If an extension of time for processing is required, written notice of the extension will be furnished to the claimant before the end of the initial ninety (90) calendar day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which a final decision will be rendered.

b)Appeal of Denied Claims. If a claim is denied, in whole or in part, the claimant may appeal the denial to the full Committee, upon written notice to the Chair thereof.  The claimant may review documents pertinent to the appeal and may submit issues and comments in writing to the Committee.  No appeal will be considered unless it is received by the Committee within ninety (90) calendar days after receipt by the claimant of written notification of denial of the claim.  The Committee shall decide the appeal within sixty (60) calendar days after it is received.  However, if special circumstances require an extension of time for processing, a decision will be rendered as soon as possible, but not later than one hundred twenty (120) calendar days after the appeal is received.  If such an extension of time for deciding the appeal is required, written notice of the extension shall be furnished to the claimant before the commencement of the extension.  The Committee’s decision will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions upon which the decision is based.
c)Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes: (i) no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and (ii) in any such legal action, all explicit and all implicit determinations by the Chair of the Committee and the Committee (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
d)Deadline to File Action. No legal action to recover benefits under this Plan or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum before the earlier of: (i) eighteen (18) months after the claimant knew or reasonably should have known of the principal facts on which the claim is based; or (ii) six (6) months after the claimant has exhausted the claims procedure under this Plan. Knowledge of all facts that the claimant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of an Eligible Executive or otherwise claims to derive an entitlement by reference to the Eligible Executive for the purpose of applying the previously-specified periods.
e)Plan Claims Administrator Discretion; Court Review. The Chair of the Committee, the Committee, and all persons determining or reviewing claims have full discretion to determine benefit claims under this Plan. Any interpretation, determination or other action of such persons shall be subject to review only if it is arbitrary or capricious or otherwise an abuse of discretion. Any review of a final decision or action of the persons reviewing a claim shall be based only on such evidence presented to or considered by such persons at the time they made the decision that is the subject of review.

APPENDIX B

AMCON DISTRIBUTING COMPANY
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

ACKNOWLEDGMENT AND ACCEPTANCE OF THE TERMS AND CONDITIONS OF THE PLAN

AMCON Distributing Company (“AMCON”) has established the AMCON Distributing Company Executive Change in Control Severance Plan (the “Plan”).  The Plan provides severance payments and benefits to certain eligible executives in the event of a certain Qualifying Terminations (as defined in the Plan) and in connection with a Change in Control of AMCON.  You are eligible to participate in the Plan.

By the signatures below of the representative of AMCON and the Eligible Executive named herein, the Company (as defined in the Plan) and the Eligible Executive agree that the Company hereby designates the Eligible Executive as eligible to participate in the Plan, and the Eligible Executive hereby acknowledges and accepts such participation, subject to the terms and conditions of the Plan, and agrees to the terms of the Plan, which is attached hereto and made a part hereof.

Name of Eligible Executive: «FirstName» «LastName»

Date of Eligibility and Participation: «Date»

Entire Agreement. By signing this Acknowledgement and Acceptance, the Eligible Executive agrees and acknowledges that this Plan contains the entire agreement of the parties and replaces and supersedes any prior severance related agreement, and any other agreement, plan or arrangement between the Company and the Eligible Executive relating to the payment of severance-related benefits upon the Eligible Executive's involuntary termination of employment.

At Will Employment.  The Eligible Executive agrees and acknowledges that nothing in this Acknowledgment and Acceptance or in the Plan confers upon the Eligible Executive any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Eligible Executive, which rights are hereby expressly reserved by each, terminate the Eligible Executive’s employment at any time for any reason.

Amendment and Termination of Plan.  The Eligible Executive agrees and acknowledges that the Company reserves the right to amend or terminate the Plan in accordance with the terms of the Plan or remove the Eligible Executive from an eligible participant thereunder, in accordance with the terms of the Plan.  No amendment or termination shall eliminate or reduce any benefit with respect to any Eligible Executive who experiences a Qualifying CIC Termination (as defined in the Plan) that occurs on or before such amendment or termination becomes effective.

Nonduplication of Benefits.  The Eligible Executive agrees and acknowledges that any benefits received pursuant to this Plan shall be in lieu of any general severance policy or other change in control severance plan maintained by the Company, except to the extent any such substitution in severance benefits or payment timing would result in a violation of Internal Revenue Code Section 409A.

Eligible Executive:	AMCON Distributing Company
By:________________________	By:________________________
Name:_____________________	Name:_____________________
Title:______________________

Attachment:

AMCON Distributing Company Executive Change in Control Severance Plan